Exhibit 99.1

Contact:

Name:  Philip Lembo or John Gavin

Phone:  (781) 441-8338

For Immediate Release                                                                                            April 30, 2009

NSTAR Reports First Quarter Results for 2009

Boston, MA -- NSTAR (NYSE: NST) today reported earnings of $61 million, or $0.57 per common share, for the first quarter of 2009, compared to $59.2 million, or $0.55 per share reported for the same period in 2008.

Chairman, President and Chief Executive Officer Thomas J. May said, “Although we expect 2009 to present some challenges, we will not waver from our ongoing commitment to provide our customers with the high-quality service that they deserve and have come to expect.  I am pleased to report that our service quality performance was the best in Massachusetts in 2008, and for the first quarter of this year was again very strong.”

May added, “Recently we announced plans to increase our investment in energy efficiency programs and to launch a Smart Grid pilot program that will use technology already in place in most homes.  We will provide customers with the real-time information, including prices, they need to reduce energy usage by utilizing advanced technology to pair our existing automated meter reading equipment with a customer’s internet service, providing a two-way communication to our customers’ homes that helps them manage energy usage while keeping costs down.”

Earnings per share for the first quarter of 2009 increased by 2 cents, or 3.6%, compared to the same period in 2008.  Positive factors in the quarter included a decline in O&M costs, higher electric transmission and distribution revenues and a 3% increase in gas sales.  The impact of these factors was offset somewhat by increases in depreciation and property taxes.  Also, electric sales for the first quarter were down 2.2% but more than half of this decline was attributable to the fact that the first quarter of 2008 included an extra day as 2008 was a leap year.

The company is maintaining its 2009 earnings guidance of between $2.33 and $2.43 per share.

First Quarter Conference Call

NSTAR is holding a conference call to discuss its first quarter 2009 financial results on Friday, May 1, 2009 at 9:00 a.m. (Eastern Time).  The call is being webcast and can be accessed on NSTAR’s corporate website – www.nstar.com – by selecting “Investor Relations” then “Webcast.”  A replay of the call will be archived on our website in the Investor Relations section under “Financial Information” and then “Webcast Archives.”

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Comparative unaudited results for the first quarter and twelve-month periods were as follows:

Financial Data (in thousands, except per share data)

Three months ended March 31:	2009	2008	% Change
Operating revenues	$947,789	$895,581	5.8%
Net income	$61,036	$59,236	3.0%
Earnings per basic and diluted share	$0.57	$0.55	3.6%
Weighted average number of shares:
Basic	106,808	106,808	-%
Diluted	107,016	107,008	-%
Dividends paid per common share	$0.375	$0.35	7.1%
Twelve Months ended March 31:	2009	2008	% Change
Operating revenues	$3,397,595	$3,172,987	7.1%
Net income	$239,347	$232,931	2.8%
Earnings per basic and diluted share Weighted average number of shares:	$2.24	$2.18	2.8%
Basic	106,808	106,808	-%
Diluted	107,044	107,087	(0.1)%
Dividends paid per common share	$1.425	$1.325	7.5%

More detailed financial information will be provided in NSTAR’s Quarterly Report on Form 10-Q that is expected to be filed with the Securities and Exchange Commission on or about May 4, 2009.

Profile

NSTAR, headquartered in Boston, is an energy delivery company with revenues of approximately $3.4 billion and assets of $8.2 billion that serves 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and 300,000 natural gas distribution customers in 51 communities.  NSTAR also conducts non-utility, unregulated operations.  For more information, go to www.nstar.com.

NSTAR’s common shares trade on the New York Stock Exchange (NYSE).  In accordance with Securities and Exchange Commission’s regulations, NSTAR formally announces the voluntary removal of its common shares from the Boston Stock Exchange (BSE) on or about May 11, 2009.  This action was a result of the BSE’s decision to discontinue its program for listing and trading equities.

Forward-Looking Statements

This earnings release may contain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements are based on the current expectations, estimates or projections of management, and are not guarantees of future performance.  Actual results could differ materially from these statements.

Examples of some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include, but are not limited to, the following: adverse financial market conditions including changes in interest rates and the availability and cost of capital; future economic conditions in global markets; changes to prevailing local, state and federal governmental policies and regulatory actions (including those of the Massachusetts Department of Public Utilities and the Federal Energy Regulatory Commission) with respect to allowed rates of return, rate structure, continued recovery of regulatory assets and energy costs, financings, municipalization acquisition and disposition of assets, operation and construction of facilities, changes in tax laws and policies and changes in and compliance with environmental and safety laws and policies; new governmental regulations or changes to existing regulations that impose additional operating

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requirements or liabilities; changes in available information and circumstances regarding legal issues and the resulting impact on our estimated litigation costs; weather conditions that directly influence the demand for electricity and natural gas; impact of continued cost control processes on operating results; ability to maintain current credit ratings; impact of uninsured losses; impact of adverse union contract negotiations; damage from major storms; impact of conservation measures and self-generation by our customers; changes in financial accounting and reporting standards; changes in hazardous waste site conditions and the cleanup technology; prices and availability of operating supplies; impact of terrorist acts; and impact of service quality performance measures.

Any forward-looking statement speaks only as of the date of this earnings release, and NSTAR undertakes no obligation to publicly update forward-looking statements.  Other factors in addition to those listed here could also adversely affect NSTAR.  You are advised, however, to consult any further disclosures we make in our filings to the Securities and Exchange Commission.

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